Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GSE SYSTEMS, INC.

GSE SYSTEMS, INC. (the “Corporation”), a corporation organized under the laws of the State of Delaware, hereby amends and restates its Certificate of Incorporation as follows:

1.          The name of the corporation is “GSE Systems, Inc.”  The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was March 30, 1994.

2.           This Fifth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.          The text of the Fourth Restated Certificate of Incorporation of the Corporation, as previously amended, is hereby further amended and restated to read in its entirety as follows:

ARTICLE I:          The name of the corporation (herein called the “Corporation”) is GSE Systems, Inc.

ARTICLE II:        The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware 19904.  The name of the registered agent of the Corporation at such address is “Cogency Global Inc.”

ARTICLE III:       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV:        The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, par value of $0.01 per share.

ARTICLE V:        The number of directors constituting the board of directors (the “Board”) shall be fixed from time to time by the Board in accordance with the bylaws of the Corporation (the “Bylaws”).  The names and addresses of the persons who are to serve as the directors until the next annual meeting of stockholders or until their successors are elected and qualified are:

Name	Address

Sam Veselka	2050 W Sam Houston Pkwy S #1550, Houston, TX 77042

Ryan Lloyd	2050 W Sam Houston Pkwy S #1550, Houston, TX 77042

ARTICLE VI:

A.          To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director or officer as an officer.  If the DGCL or other applicable law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of the directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.          The Corporation shall indemnify and hold harmless, to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person (an “Indemnified Person”) who is made, or threatened to be made, a party to or is a witness or otherwise involved in any action, suit or proceeding (whether civil, criminal, administrative, investigative or otherwise) (a “Proceeding”), by reason of the fact that such person or such person’s estate, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or by reason of the fact that any such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or enterprise, against all liability and loss suffered and expenses (including attorneys’ fees’) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or a part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or a part thereof) by the Indemnified Person was authorized in advance by the Board.

C.          The rights conferred on any person in this Article VI shall not be exclusive and shall be in addition to any other rights which such person may have or hereafter acquire under any statute, this Fifth Amended and Restated Certificate of Incorporation, the Bylaws, vote of the stockholders or disinterested directors or otherwise.

D.          No amendment to or repeal of Article VI shall adversely affect any right or protection afforded by this Article VI existing immediately prior to the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such repeal or modification.

ARTICLE VII:    The Corporation reserves the right to amend or repeal any provision contained in this Fifth Amended and Restate Certificate of Incorporation in the manner now or hereafter prescribed by statute.  All rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII:    In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal Bylaws.

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IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on the 31st day of October, 2024.

GSE SYSTEMS, INC.

By:	/s/ Ravi Khanna
Name: Ravi Khanna
Title: Chief Executive Officer